Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 16, 2009 (June 1, 2009 as to the effects of the retrospective application of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (“SFAS 160”), and related disclosures in Notes 2, 10 and 15), relating to the financial statements and financial statement schedule of Loral Space & Communications Inc. (which report expresses an unqualified opinion and contains explanatory paragraphs relating to the retrospective application of SFAS 160 and the adoption of new accounting standards) appearing in the Current Report on Form 8-K of Loral Space & Communications Inc. dated June 1, 2009 and the effectiveness of Loral Space & Communications Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Loral Space & Communications Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
June 1, 2009